Exhibit 10.13

Transfer Contract for the Right to the Use of State-owned Land

NKTZHZ [2009] No. (012)

Transferor: Nanjing Xingang Hi-Tech Company Limited

Assignee: Amphastar Nanjing Pharmaceuticals Co., Ltd.

Both parties of the contract hereunder:

Transferor: Nanjing Xingang Hi-Tech Company Limited (hereinafter referred to as “Party A”)

Assignee: Amphastar Nanjing Pharmaceuticals Co., Ltd. (hereinafter referred to as “Party B”)

Pursuant to the Interim Regulations of the People’s Republic of China Concerning the Assignment and Transfer of the Right to the Use of State-owned Land in the Urban Areas and other relevant laws and regulations, the two parties are hereby entering into this contract regarding the transfer and assignment of the right to the use of state-owned land by following the principles of being equal, voluntary, fair and mutually beneficial with thorough consultation.

Article I: Contract Subject

1.01 The land which Party A is transferring to Party B is located in the Nanjing Economic and Technological Development Zone, Title No. B-8-1, with a total area of 48,690 square meters (the final area shall be determined on the basis of the actual measurements of the land authority). Its location and four boundaries are shown in the figure attached.

Article II: Term of the Transfer

2.01 The term of transfer for the right to the use of state-owned land is 50 years starting on the date of transfer, which shall follow what is specified in the “State-owned Land Use Right Certificate” issued by the state-owned land administrative agency.

Article III: Use of the Land

3.01 The land referred to hereunder shall be used for industrial purposes.

3.02 During the transfer term, Party B is required to abide by the land use regulations as stipulated hereunder. Party B is required to obtain approval from the city’s state-owned land administrative agency and the city’s planning agency in the event of any changes in the land usage or planning requirements.

Article IV: Development and Utilization of the Land

4.01 Any development of and construction in the land to be transferred by Party B shall meet the planning requirements as set forth by the City of Nanjing and the Nanjing Economic and Technological Development Zone.

4.2 The area of the land used by Party B for its business offices and supporting facilities may not exceed 7% of the total area of the land to be transferred.

4.3 Party B agrees to commence construction before June 30, 2010. Should it fail to commence construction as scheduled, it shall obtain approval from the Administrative Committee of the Nanjing Economic and Technological Development Zone, and submit an application to the Administrative Committee 30 days in advance. If any delay to the construction is incurred due to any fault on the Assignee’s side, the term of delay may not exceed one year.

4.4 Party B agrees to complete the entire construction project by December 31, 2011 and meet the requirements for inspection and acceptance. Should it fail to complete the construction in a timely manner, it shall obtain approval from the Administrative Committee of the Nanjing Economic and Technological Development Zone, and submit an application to the Administrative Committee 30 days in advance. The extension may not exceed one year. If the start of construction is extended by the Administrative Committee of the Nanjing Economic and Technological Development Zone, the completion deadline of the construction shall be extended accordingly.

4.5 Party B agrees that it will invest a total of no less than RMB 2 million per Mu [0.1647 acre] in the land.

Article V: Infrastructure

5.01 Party A is responsible for providing infrastructure to the edge of the transferred land which includes “Seven Connections and One Leveling,” namely providing water supply, drainage, sewage, power supply, heat supply, communications and roads as well as leveling the site. Party A agrees to level the site of the land within two months after the date on which this contract is signed. The elevation of land shall be determined in relation to the center line of Henda Road.

5.02 When carrying out development and construction within the scope of the land to be transferred, Party B shall follow the relevant regulations when connecting to the main lines, transformer substations and other facilities outside of the land to the transferred for water, gas, sewage and other utilities.

The Assignee agrees to allow various pipelines and conduits laid by the government as needed to enter, exit, cross over and pass through the land to be transferred.

Article VI: Transfer Price and Taxes

6.01 The transfer price for the right to the use of the land hereunder is RMB 192 (in traditional Chinese: RMB one hundred ninety-two) per square meter. The total of the transfer price is RMB 9,348,480 (in traditional Chinese: RMB nine million three hundred forty-eight thousand four hundred eighty) (the final amount shall be based on the actual size specified on the Land Certificate, and overpayments shall be reimbursed and underpayments shall be compensated). Both Party A and Party B shall assume responsibility for its own tax payable.

Article VII: Payment Term, Payment Method and Land Certificate Application

7.01 Party B shall make a one-time payment to Party A for the land in the amount of RMB 9,348,480 (in traditional Chinese: RMB nine million three hundred forty-eight thousand four hundred eighty), which is calculated by multiplying the area of the land by RMB 128,000 per mu [0.1647 acre] (based on actual measurements), within 30 days upon the signing of this contract, of which 20% shall serve as the security deposit.

Party A shall furnish an invoice to Party B for the stated amount.

7.02 Party B’s payments shall all be wired to the bank designated by Party A: Industrial and Commercial Bank of China, Xingang Branch, Account: 4301018609001010050.

7.03 Party A shall assist Party B in transferring the Land Use Right Certificate to Party B’s name within six months of Party B’s payment of the Land Payment.

Article VIII: Transfer, Lease and Collateral of the Land

8.01 Lawful business operations carried out by Party B on the land herein are protected by law. Upon receiving the “State-owned Land Use Right Certificate,” Party B is entitled to transfer and lease the land or use it as collateral in accordance with the law. However, should Party B transfer or lease the land herein, or use it as collateral, either partially or in its entirety, the new assignee is required to follow the overall planning requirements, environmental protection rules and industrial policies of the Development Zone in the course of all business which takes place on the land herein, and the new assignee shall obtain approval from relevant governmental agencies. In addition:

(1) If Party B transfers or leases a portion of the land herein for an industrial project of its cooperative business or affiliated entity, it shall at the same time transfer to the new assignee the discounted price of the land use right as stipulated hereunder. If the land herein is transferred with a profit, then section (2) below shall be enforced.

(2) In the event that Party B needs to transfer the land herein due to operational causes, either partially or in its entirety, it shall make up to the Administrative Committee of the Nanjing Economic and Technological Development Zone as well as relevant higher-level governmental agencies the balance between the discounted price it is granted for the land use right and the base price of the same land as of the signing of this contract.

(3) If Party B needs to transfer or auction the land herein as a result of shutdown, liquidation, dissolution or as required by the court in accordance with the law, it shall first use the payment for the land to make up to the Administrative Committee of the Nanjing Economic and Technological Development Zone and related higher-level governmental agencies the balance between the discounted rate it is granted for the land use right and the base price of the same land as of the signing of this contract.

8.02 Party B shall observe the following requirements if it wishes to transfer the right to the use of the land herein for the remaining term:

1. Party B must have possessed the State-owned Land Use Right Certificate for more than five years.

2. Party B shall obtain approval documents for the project transfer as well as the written comments from the Administration Commission of the Development Zone.

3. Party B must have completed more than 25% of the total development investment (excluding the land transfer price).

Article IX: Liabilities for Breach of Contract

9.01 Should Party A fail to perform the contract herein, it shall refund Party B twice the amount of the security deposit; should Party B fail to perform the contract herein, it shall forfeit its right to the security deposit refund.

9.02 Should any party breach this contract, the violating party shall pay a penalty in the amount of 3% of the total transfer price to the other party and assume damages for the actual loss incurred.

9.03 Party B shall pay a late fee for any outstanding payments in the amount of 0.3% of the total payable for each day the payment is overdue. If the overdue period exceeds three months, Party A is entitled to cancel this contract, and Party B shall be liable for any losses incurred to Party A as a result.

9.04 Should Party B fail to start its construction by the date as specified hereunder, it shall pay a penalty to Party A in the amount of 1% of the total land transfer price for each day the construction is delayed. Party B shall be subject to the procedures of the state-owned land agency according to the law in the event that the land is deemed as unused. This shall not apply in those instances whereby the failure to commence construction in a timely manner is the result of Force majeure or actions on the part of the government or any governmental agency.

9.05 Should Party B fail to complete its construction by the completion date as stipulated hereunder, it shall pay to a penalty to Party A in the amount of 1% of the total land transfer price for each day the construction is delayed. Should it fail to complete the construction within one year after the completion date as stipulated hereunder, the State Land Department may recover the use right for the undeveloped land for free. This shall not apply in those instances in which the failure to complete the construction in a timely manner is the result of Force majeure or any actions on the part of the government or any governmental agency.

9.06 Should the investment of Party B in the land herein fail to reach 90% of the total investment as stipulated hereunder, Party B shall pay a penalty to Party A in the amount of 1% of the total land transfer price for every 1% short.

9.07 If the proportion of land used for its business offices and supporting facilities exceeds the criteria stipulated hereunder, Party B shall pay a penalty to Party A in the amount of 1% of the land transfer price for every 1% of excess. Should the overuse exceed 5%, Party B shall demolish [the construction] on its own.

Article X: Governing Law

10.01 The establishment, efficacy, interpretation and performance of this contract, as well as the resolution of any disputes, are protected and governed by the law of People’s Republic of China.

Article XI: Resolution of Disputes

11.01 The two parties hereto shall conscientiously perform all the terms hereunder. Any dispute arising in connection with the execution of this contract shall be resolved through consultation between the two parties. Should such consultation fail, either party may file a charge before the People’s Court [that has jurisdiction over] the land to be transferred herein.

Article XII: Effectiveness

12.01This contract shall take effect once it is signed and sealed by the legal representatives (authorized representatives) of the two parties hereto.

Article XIII: Miscellaneous

13.01 The original Chinese copy of this contract and the appendices hereto shall be made in sextuplicate, two of which shall be held by each party while the remaining two copies shall be filed with the registration agency.

13.02 Once Party A transfers the right to the use of the land herein, all the rights and responsibilities as stipulated under the original contract and all of its appendices and registration documents are transferred as well.

13.03 Once Party B fulfills Article 7 hereunder, the two parties hereto shall apply for the registration of land use right transfer from the Nanjing Municipal Bureau of Land and Resources. At that time, both parties shall sign another contract for the transfer of land use right (in the format as provided by the Bureau of Land and Resources), the contents of which shall be based on this contract. Any portions stipulated hereunder which are not stipulated in the new contract shall continue to take effect.

13.04 The two parties hereto may set up appendices after mutual consultation for any matters not covered hereunder, and the appendices shall carry the same legal force as the contract herein. Both parties agree to settle disputes arising from matters not covered hereunder in accordance with state, provincial and municipal laws and regulations.

Party A	Party B

Nanjing Xingang Hi-Tech	Amphastar Nanjing Pharmaceuticals Co., Ltd.
Company Limited

[Seal] Nanjing Xingang Hi-Tech	[Seal] Amphastar Nanjing Pharmaceuticals
Company Limited	Co., Ltd. Nanjing

Legal Representative:	Legal Representative:
[Signature] [Illegible]	[Signature] Zhang Yongfeng

Authorized Representative:	Authorized Representative:

Date Signed: December 29, 2009
Location: Nanjing China

Sanle Electric Light Source
Heat Regeneration Machinery
Hengfei Road
B-8-2
B-8-1
Xingye Road
Jiangnan Yongxin Light Electricity
48690 m2
Xinghe Road
307.50
Hengda Road
158.58
Nanjing Xingang Construction and Development Co., Ltd.
Project Land Information